August 30, 2006

Citadel Equity Fund Ltd.
c/o Citadel Investment Group (Hong Kong) Limited
Charter House, 18th Floor
8 Connaught Road
Central, Hong Kong

and

Merrill Lynch International
17/F ICBC Tower
3 Garden Road
Central, Hong Kong

Re:   Harbin Electric, Inc. —Reduction of Liquidated
 Damages under the Equity Registration Rights Agreement.

Ladies and Gentlemen:

Ladies and Gentlemen:

This letter agreement will serve as an addendum to the Equity Registration Rights Agreement, dated August 30, 2006 (the “Registration Rights Agreement”) by and among Harbin Electric, Inc.(the “Company”), Citadel Equity Fund Ltd. (“Citadel”) and Merrill Lynch International (“ML”), and confirm our understandings with respect to the rights of the Citadel and ML to receive Liquidated Damages (as defined in the Registration Rights Agreement) under Section 4 of the Registration Rights Agreement. Terms used herein and not otherwise defined shall have the meaning ascribed to them in the Registration Rights Agreement.

In the event that the Staff of the Securities and Exchange Commission should take the position that the Liquidated Damages Cap under the Registration Rights Agreement is in excess of the maximum amount of liquidated damages that could be paid without the Company being required to classify the Warrants as a liability under EITF 00-19 (“Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock”) or any related accounting pronouncement, the parties agree that they will negotiate promptly and in good faith to agree upon a lower Liquidated Damages Cap that would not result in the Warrants being so classified, it being the parties intention that the Liquidated Damages Cap should be as close as possible to the maximum amount permissible under EITF 00-19 without triggering such reclassification. The parties further agree that, in the event that any payments made by the Company to the Holders pursuant to Section 4(a) of the Registration Rights Agreement should exceed the Liquidated Damages Cap (as it may be subsequently adjusted by agreement of the parties), such excess shall be refundable to the Company.

This letter agreement shall be governed by the laws of the state of New York, without regard to principles of conflicts of law. No party to this letter agreement shall be deemed to be the drafter of this letter agreement or any provision hereof for the purpose of construing this letter agreement against one party or another.

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the date first written above.

HARBIN ELECTRIC, INC.

By:
Name:
Title:

ACCEPTED AND AGREED:

CITADEL EQUITY FUND LTD.

By: Citadel Limited Partnership, Portfolio Manager

By: Citadel Investment Group, L.L.C., its General Partner

By:_________________________________
Name:
Title: Authorized Signatory

Merrill Lynch International

By:_________________________________
Name:
Title:

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